Exhibit 99.1

CONTACTS:	PRESS RELATIONS
BETSY CASTENIR
(212) 339-3424

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS
ROBERT TUCKER
(212) 339-0861

FSA HOLDINGS 2004 RESULTS

NET INCOME

$105 Million in Q4 04 (+16% vs. Q4 03)

$364 Million in 12M 04 (+25% vs. 12M 03)

ORIGINATIONS (PRESENT VALUE)

$217 Million in Q4 04 (+7% vs. Q4 03)

$927 Million in 12M 04 (+4% vs. 12M 03)

New York, New York, February 9, 2005 — Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced 2004 net income of $363.8 million, 25.2% higher than in the prior year.

NET INCOME AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS

(Dollars in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net Income	$104.7	$90.6	$363.8	$290.6

Less fair-value adjustments for insured credit default swaps, net of taxes [1]	11.0	17.5	37.7	23.4
Operating Earnings [1]	$93.7	$73.1	$326.1	$267.2

[1]                  For definitions, see below, “Analysis of Financial Results — Operating Earnings.”   Also see “Non-GAAP Terms,” below, for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Company increased operating earnings 28.2% for the fourth quarter and 22.0% for the year, compared with results in the same periods of 2003.  See “Analysis of Financial Results,” below, for further discussion of earnings results.

Shareholders’ equity (book value) was $2.5 billion and non-GAAP adjusted book value (ABV) was $3.7 billion at December 31, 2004.  Over the past 12 months, ABV grew 16.8% excluding realized and unrealized capital gains and losses in the investment portfolio and 16.9% including such gains and losses.    The Company’s management considers ABV to be a reasonable proxy for the intrinsic value of the Company, exclusive of franchise value, because it captures deferred income from business already generated.  In the third quarter of 2004, the Company amended its definition of ABV to exclude fair-value adjustments for insured credit default swaps (CDS).  See “Non-GAAP Terms,” below, for further discussion of ABV and a reconciliation to the GAAP measure shareholders’ equity.

Present value (PV) originations reached $927.2 million in 2004, 3.6% higher than in 2003.  Fourth-quarter PV originations were $217.3 million, 7.3% higher than in that period of 2003.

Robert P. Cochran, chairman and chief executive officer of the Company and FSA, said: “Despite tight spreads in some sectors and a highly competitive environment for financial guaranty products, FSA continued to grow originations and achieved substantial earnings and ABV growth in 2004.

“While the biggest component of new production continued to be the U.S. municipal business, we produced solid results in the U.S. asset-backed and European businesses.  In aggregate, new originations were of high credit quality and well priced to produce solid future returns on equity.”

BUSINESS PRODUCTION

TOTAL NEW ORIGINATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Gross par insured (dollars in billions)	$21.1	$16.6	$107.8	$80.8
PV originations (dollars in millions) [1]	217.3	202.6	927.2	894.6

[1]                  The sum of (a) the present value of gross premiums originated (PV premiums originated), defined as upfront premiums plus estimated future installment premiums, measured as of the policy effectiveness date and discounted to their present value, and (b) the present value of estimated future net interest margin originated  (PVNIM originated) in the financial products segment.  The discount rate, calculated based on the trailing three-year average pre-tax yield on the investment portfolio, was 5.62% in 2004 and 5.91% in 2003 for all originations.  PV premiums originated, PVNIM originated and PV originations are non-GAAP measures that the Company employs as indicators of a given period’s origination activity because a substantial portion of the Company’s premium and net interest margin revenue is collected in installments. For further discussion see “Non-GAAP Terms” below.  For a reconciliation of PV premiums originated to gross premiums written, see below, “Analysis of Financial Results — Premiums.”

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.

U.S. MUNICIPAL NEW ORIGINATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Gross par insured (dollars in billions)	$12.4	$10.7	$49.0	$54.9
PV premiums originated (dollars in millions)	110.6	114.5	433.5	483.1

For the year, new-issue volume in the U.S. municipal bond market reached $360.5 billion, a 6.1% decline.  Insurance penetration was approximately 54%, compared with 50% in 2003.  In this environment, FSA insured approximately 24% of the par amount of insured new issues sold during 2004.

Including both primary and secondary U.S. municipal obligations with closing dates in the fourth quarter, the par amount insured by FSA increased 15.5%, but PV premium originations decreased 3.4% because the growth in par insured came primarily in the general obligation (G.O.) sector, where premium rates tend to be comparatively low.  For the year, FSA’s U.S. municipal par originated declined 10.7%, and PV premium originations declined 10.3%.  FSA increased its PV premium production in the health care revenue and general obligation sectors during the year, but those increases were offset by declines in non-G.O. tax-supported and various revenue-backed sectors.

U.S. ASSET-BACKED NEW ORIGINATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Gross par insured (dollars in billions)	$7.0	$3.8	$48.6	$15.6
PV premiums originated (dollars in millions)	48.8	39.4	234.2	177.6

U.S. asset-backed originations were well diversified in the fourth quarter and rose 84.1% in par volume.  The associated PV premiums originated, which increased 23.9%, did not grow as much as par insured because most of the growth in par volume came from pooled corporate and residential mortgage transactions of Triple-A underlying credit quality.  Such high-quality transactions tend to have relatively low premium rates but tend to achieve good returns on equity.   Triple-A business was also the main driver of U.S. asset-backed growth for the year, in which FSA more than tripled par insured and originated 31.9% more PV premiums.

INTERNATIONAL NEW ORIGINATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Gross par insured (dollars in billions)	$1.7	$2.1	$10.2	$10.3
PV premiums originated (dollars in millions)	36.8	36.0	185.8	189.8

FSA’s fourth-quarter international par insured decreased 17.1%, but PV premium production increased 2.2% because of growth in the public infrastructure business.  Full-year international par insured approximated that of the prior year, and international PV premium originations decreased 2.1%.  FSA had expected to insure a greater number of infrastructure transactions during the year, but some significant transactions were postponed.  This will increase the transaction pipeline for 2005.

FINANCIAL PRODUCTS NEW ORIGINATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Gross PVNIM originated (dollars in millions)	$21.1	$12.7	$73.7	$44.1

PVNIM originated in the financial products segment rose 66.1% for the fourth quarter and 67.1% for the year.  The fourth-quarter growth reflects increased activity in both municipal and structured guaranteed investment contracts (GICs). As previously disclosed, GIC activity in the first half of 2003 was constrained until the Company received an exemption from the Investment Company Act of 1940 in April of that year.

ANALYSIS OF FINANCIAL RESULTS

NET INCOME. Fourth-quarter net income rose 15.6% to $104.7 million from $90.6 million in the fourth quarter of 2003.  The following table provides the after-tax amounts of certain income and expense items that management believes are useful in analyzing net income:

NOTEWORTHY ITEMS INCLUDED IN NET INCOME

(All items shown net of taxes. Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Premiums from refundings, calls or other accelerations [1]	$6.0	$4.4	$23.7	$15.6
Realized gains (losses), net	0.6	0.8	(0.1)	3.8
Equity-based compensation [2]	(9.9)	(10.2)	(32.9)	(28.3)
Equity in earnings and impairment of goodwill of SPS [3]	0.1	(3.3)	(7.1)	(12.6)
Equity in earnings of XLFA [4]		4.7	3.2	16.3
Deferred tax benefit [5]	16.5		16.5
Accrued tax liability for dividend repatriation [6]	(5.3)		(5.3)
Fair-value adjustments for insured CDS [7]	11.0	17.5	37.7	23.4

[1]                Net of deferred acquisition cost amortization.

[2]                The Company has always included in net income the currently vested future-value payout cost of its performance share unit program, which is the Company’s only equity-based compensation program.

[3]                SPS Holding Corp. (SPS) is a mortgage servicing holding company in which the Company owns a minority interest.  At December 31, 2004, the Company’s interest in SPS had a book value of $49.6 million.  In the third quarter of 2004, the Company recorded in equity in earnings an impairment of $7.6 million of unamortized goodwill related to SPS because of challenges encountered by SPS in acquiring new business, despite a servicer rating of “average.”  SPS was named Fairbanks Capital Holding Corp. until June 30, 2004.

[4]                XL Financial Assurance Ltd (XLFA) is a financial guaranty insurance company in which the Company owns a minority interest.  XLFA reinsures business originated by FSA and other financial guarantors.  The Company recently refined the method for estimating the carrying amount of this investment.  As a result, the Company charged equity in earnings $11.7 million before taxes in the third quarter.  At December 31, 2004, the Company’s interest in XLFA had a book value of $54.3 million.

[5]                In connection with the Dexia group’s acquisition of the Company in July 2000, the Company became the successor, for tax purposes, to White Mountains Holdings, Inc. (WMH).  WMH had previously sold an insurance subsidiary to a third party that was indemnified by White Mountains Insurance Group for certain future adverse loss development up to $50.0 million.  In 2004, the Company made an indemnity payment of $47.0 million to the third party with funds provided for such purpose by White Mountains Insurance Group.  While the Company had no legal liability in connection with the indemnity payment, the payment should be treated for tax purposes as a $47.0 million loss deduction to the Company, as successor to WMH. The Company therefore recorded a deferred tax asset with a corresponding deferred tax benefit of $16.5 million.

[6]                The Company believes it qualifies for an effective tax rate of 5.25% on dividends that it could repatriate from Financial Security Assurance International Ltd. (FSA International), a Bermuda-based subsidiary, under the recently enacted American Jobs Creation Act of 2004.  It has therefore accrued a tax liability of $5.3 million at December 31, 2004, which represents the tax effect on FSA International’s tax dividend distribution capability at that date.

[7]                This item is excluded from operating earnings.

OPERATING EARNINGS.  The Company defines operating earnings (a non-GAAP measure) as net income before the effects of fair-value adjustments for FSA-insured CDS that have investment-grade underlying credit quality and must be marked to fair value under Statement of Financial Accounting Standards No. 133 (SFAS No. 133).  CDS contracts are generally non-cancelable prior to maturity, and the Company therefore views insured CDS risks as comparable to other insured risks.   Because the SFAS No. 133 adjustments for each guaranteed CDS are expected to sum to zero over the life of the transaction, the Company considers operating earnings a key measure of normal operating results.

Fourth-quarter operating earnings of $93.7 million were lower than net income because they exclude positive fair-value adjustments totaling $16.6 million ($11.0 million after taxes).  The fair-value adjustments primarily reflect tightening of market credit spreads.  The comparable fair-value adjustments in the fourth quarter of 2003 were gains totaling $26.2 million ($17.5 million after taxes).

Full-year operating earnings of $326.1 million were lower than net income because they exclude positive fair-value adjustments totaling $56.1 million ($37.7 million after taxes).  The comparable fair-value adjustments in 2003 were gains totaling $34.8 million ($23.4 million after taxes).

PREMIUMS. The following table reconciles gross premiums written to PV premiums originated.  The GAAP measure “gross premiums written” captures premiums collected in the current period, whether collected for business originated in the period or in installments for business originated in prior periods.  In contrast, the non-GAAP measure “PV premiums originated” represents the present value of total expected revenue on business produced in the current period.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED

(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Gross premiums written	$208.2	$209.3	$832.0	$895.8
Gross installment premiums received	(79.0)	(92.6)	(332.4)	(345.2)
Gross upfront premiums originated	129.2	116.7	499.6	550.6
PV estimated installment premiums originated	67.0	73.2	353.9	299.9
PV premiums originated	196.2	189.9	853.5	850.5

The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS

(Dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net premiums written	$155.9	$151.3	$587.8	$614.3
Net premiums earned	100.5	92.7	395.0	356.4
Net premiums earned excluding effect of refundings and prepayments	88.4	83.8	350.6	324.9

For the fourth quarter, gross premiums written decreased 0.5% to $208.2 million, and net premiums written increased 3.0% to $155.9 million.  Fourth-quarter net premiums written include $13.4 million of previously ceded business, which FSA had the right to reassume because the reinsurer had been downgraded.  For the year, gross premiums written decreased 7.1% to $832.0 million, and net premiums written decreased 4.3% to $587.8 million.

For the fourth quarter, net premiums earned totaled $100.5 million, an 8.5% increase.  This includes $12.1 million of net premiums earned from refundings and prepayments, which were $8.9 million in the fourth quarter of 2003.  Excluding premiums from refundings and prepayments, fourth-quarter net premiums earned increased 5.5%.

For the year, net premiums earned totaled $395.0 million, a 10.8% increase.  This includes $44.4 million of net premiums earned from refundings and prepayments, compared with $31.5 million in 2003.  Excluding premiums from refundings and prepayments, full-year net premiums earned increased 7.9%.

NET INTEREST MARGIN.  Fourth-quarter net interest margin for the financial products segment was $6.3 million in 2004, compared with $2.3 million a year ago.  Full-year net interest margin increased to $22.8 million in 2004 from $5.1 million in 2003.  The increases in net interest margin are primarily due to a larger book of GIC business in 2004. Prior-year balances have been reclassified to conform to the 2004 presentation.

INVESTMENT PORTFOLIO. Fourth-quarter net investment income was $51.0 million, an increase of 25.8%.  The increase primarily reflects higher invested balances in the investment portfolio, which includes assets acquired in a refinancing transaction in the third quarter of 2004.  Fourth-quarter net realized gains were $0.8 million, compared with $1.1 million a year ago.  The Company’s effective tax rate on investment income (excluding the effects of realized gains and losses and variable interest entities) for the fourth quarter was 12.2%, versus 9.1% for the previous year’s fourth quarter.

Full-year net investment income was $177.3 million, compared with $154.0 million a year ago.  Full-year net realized losses were $0.5 million in 2004, compared with net realized gains of $5.1 million in 2003.

EXPENSES AND RESERVES. For the fourth quarter, policy acquisition and other operating expenses increased to $39.2 million, $2.0 million higher than in the previous year’s fourth quarter.  The Company also recorded losses and loss adjustment expenses incurred of $9.5 million ($7.3 million after taxes) compared with $7.0 million in the fourth quarter of 2003.  Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations.

During the fourth quarter, a net amount of $9.8 million was transferred from the general reserve to case reserves, primarily reflecting adjustments to existing case reserves for certain residential mortgage and CDO transactions.   Transfers between general and case reserves represent a reallocation of existing loss reserves and have no impact on earnings.  At December 31, 2004, aggregate case and general reserves, net of reinsurance recoverables, totaled $144.5 million, compared with $174.2 million at December 31, 2003.  As previously disclosed, the primary reason for the net reduction in reserves was that FSA exercised its right to have a large CDO transaction redeemed in full during the second quarter of 2004.

NON-GAAP TERMS

Management considers the measures identified in this release as non-GAAP measures to be important in analyzing the financial results of the Company.  However, none of these measures are promulgated in accordance with accounting principles generally accepted in the United States of America and should not be considered as substitutes for such GAAP measures as shareholders’ equity, net income, revenues, expenses and gross premiums written.

Non-GAAP measures used in this release include ABV, operating earnings, PV premiums originated, PVNIM originated and PV originations.  Operating earnings is reconciled above to net income, and PV premiums originated is reconciled above to gross premiums written.  PVNIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period.  PV originations is the sum of PV premiums originated and PVNIM originated, and the Company employs it to describe the value of all the Company’s originations in a given period.

ABV is reconciled to book value in the table below.  ABV consists of book value plus the estimated present value of future income from business the Company has already originated, less fair-value adjustments for insured CDS.  The estimated present value of future income is substantial because premiums are earned over the life of each insured transaction. The Company uses ABV and operating earnings to calculate a portion of compensation paid to its employees.

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO NON-GAAP ADJUSTED BOOK VALUE

(Dollars in millions)

	December 31, 2004	December 31, 2003
Shareholders’ Equity (Book Value) [1]	$2,550.0	$2,168.4
After-tax value of:
Net deferred premium revenue less deferred acquisition cost and goodwill	668.3	572.8
Present value of future net installment premiums and present value of future net interest margin [2]	497.3	424.1
Less fair-value adjustments for insured CDS	31.4	(6.5)
Adjusted Book Value [3]	$3,684.2	$3,171.8

[1]                Includes the effect of after-tax unrealized gains in the investment portfolio, which was $177.8 million at December 31, 2004 and $147.4 million at December 31, 2003.

[2]                The discount rate varies according to the year of origination. For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years. The rate was 5.62% in 2004 and 5.91% in 2003.

[3]                The Company began to exclude fair-value adjustments for insured CDS from ABV in the third quarter of 2004. ABV for December 31, 2003 is restated accordingly.

This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies.  Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company.  The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

(Dollars in thousands)

	December 31, 2004	December 31, 2003
Contingency Reserve	$1,099,462	$936,761
Capital and Surplus	1,181,421	1,167,496
Qualified Statutory Capital	2,280,883	2,104,257
Net Unearned Premium Reserve	1,649,230	1,356,385
Loss and Loss Adjustment Expenses	48,142	64,936
Policyholder Capital and Reserves	3,978,255	3,525,578
Net Present Value of Installment Premiums	727,340	607,092
Third-Party Capital Support	525,000	525,000
Total Claims-Paying Resources [1]	$5,230,595	$4,657,670

Net Insurance in Force (principal & interest)	$454,359,331	$409,476,253
Capital Ratio [2]	199:1	195:1
Claims-Paying Ratio [3]	87:1	88:1

[1]      This term is used to describe the current resources available to an insurance company to satisfy policyholder claims.

[2]      Capital ratio is net insurance in force divided by qualified statutory capital.

[3]      Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

The Company will post its current Operating Supplement to its website, www.fsa.com, today.  The Operating Supplement contains additional information about results for the period covered in this release.  FSA will no longer post on its website detailed information about its insured securitization program with AmeriCredit Corp.  Due to positive developments at AmeriCredit, improved collateral performance and the reduction of FSA’s exposure to AmeriCredit securitizations, there is no longer a reason to provide more disclosure about this program than about other FSA-insured obligations.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to, (1) projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts; (2) statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and (3) expected losses on, and adequacy of loss reserves for, insured transactions. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•                                          changes in capital requirements or other criteria of securities rating agencies applicable to financial guaranty insurers in general or to FSA specifically

•                                          competitive forces, including the conduct of other financial guaranty insurers in general

•                                          changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients

•                                          changes in accounting principles or practices that may result in a decline in securitization transactions

•                                          an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio

•                                          inadequacy of reserves established by the Company for losses and loss adjustment expenses

•                                          temporary or permanent disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures

•                                          downgrade or default of one or more of FSA’s reinsurers

•                                          the amount and nature of business opportunities that may be presented to the Company

•                                          market conditions, including the credit quality and market pricing of securities issued

•                                          capacity limitations that may impair investor appetite for FSA-insured obligations

•                                          market spreads and pricing on insured credit default swap exposures, which may result in gain or loss due to mark-to-market accounting requirements

•                                          prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA

•                                          changes in the value or performance of strategic investments made by the Company

•                                          other factors, most of which are beyond the Company’s control.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (FSA Holdings) is a New York-headquartered holding company whose subsidiaries provide financial guarantees in both the public and private sectors around the world.  Its principal operating subsidiary, Financial Security Assurance Inc. (FSA), is a leading guarantor of municipal bonds, infrastructure financings and asset-backed securities.  FSA has earned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc.  FSA Holdings is a member of the Dexia group, a leading European banking group.  For additional information, visit www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31, 2004	December 31, 2003
ASSETS
Bonds at fair value (amortized cost of $3,814,479 and $3,275,310)	$4,071,799	$3,508,649
Equity securities at fair value	69,959
Short-term investments	350,476	224,429
Variable interest entities’ bonds at fair value (amortized cost of $1,346,109 and $1,423,657)	1,346,355	1,422,538
Variable interest entities’ short-term investment portfolio	1,194	11,102
Financial products bond portfolio at fair value (amortized cost of $7,507,720 and $4,033,979)	7,518,322	4,031,263
Financial products bond portfolio pledged as collateral at fair value (amortized cost of $5,908 and $70,358)	5,913	66,423
Financial products short-term investment portfolio	680,540	228,812

Total investment portfolio	14,044,558	9,493,216
Cash	12,697	19,460
Securitized loans	365,381	440,611
Deferred acquisition costs	308,015	273,646
Prepaid reinsurance premiums	759,191	695,398
Investment in unconsolidated affiliates	49,645	110,863
Reinsurance recoverable on unpaid losses	35,419	59,235
Other assets	1,501,913	1,318,750

TOTAL ASSETS	$17,076,819	$12,411,179
LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Deferred premium revenue	$2,095,423	$1,861,960
Losses and loss adjustment expenses	179,941	233,408
Guaranteed investment contracts and variable interest entities’ debt	10,734,357	6,809,771
Deferred federal income taxes	216,619	152,646
Notes payable	430,000	430,000
Accrued expenses and other liabilities	870,522	754,958

TOTAL LIABILITIES AND MINORITY INTEREST	14,526,862	10,242,743

COMMITMENTS AND CONTINGENCIES
Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital - common	900,214	900,224
Accumulated other comprehensive income (net of deferred income taxes of $91,926 and $76,041)	177,796	147,433
Accumulated earnings	1,471,612	1,120,444
Deferred equity compensation	23,528	23,445
Less treasury stock at cost (297,276 and 297,658 shares held)	(23,528)	(23,445)

TOTAL SHAREHOLDERS’ EQUITY	2,549,957	2,168,436

TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$17,076,819	$12,411,179

See Notes to Consolidated Financial Statements to be filed on Form 10-K.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

REVENUES:
Net premiums written	$155,863	$151,269	$587,769	$614,284

Net premiums earned	$100,501	$92,665	$395,015	$356,373
Net investment income	50,973	40,521	177,289	154,048
Net realized gains (losses)	789	1,082	(473)	5,126
Net interest income from financial products and variable interest entities	58,451	38,171	160,571	75,118
Financial products net realized gains (losses)		146	2,217	(950)
Net realized and unrealized gains on derivative instruments	14,195	29,043	54,576	39,442
Other income	1,191	1,262	7,272	3,179

TOTAL REVENUES	226,100	202,890	796,467	632,336
EXPENSES:
Losses and loss adjustment expenses	9,497	6,953	20,599	34,486
Interest expense	6,748	7,105	26,993	33,026
Policy acquisition costs	17,593	15,106	62,201	58,391
Net interest expense from financial products and variable interest entities	49,729	29,748	138,038	59,037
Other operating expenses	21,611	22,129	72,645	66,940

TOTAL EXPENSES	105,178	81,041	320,476	251,880

Minority interest	(193)	(1,867)	(7,210)	(9,612)
Equity in earnings of unconsolidated affiliates	76	2,017	(3,339)	5,529

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	120,805	121,999	465,442	376,373
Provision for income taxes:
Current	14,684	20,769	53,570	74,619
Deferred	1,423	10,639	48,088	15,968

Total provision	16,107	31,408	101,658	90,587

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	104,698	90,591	363,784	285,786
Cumulative effect of accounting change, net of income taxes of $2,598				4,800

NET INCOME	104,698	90,591	363,784	290,586
OTHER COMPREHENSIVE INCOME, NET OF TAX:
Unrealized gains arising during the period	20,003	2,328	31,380	16,508
Less: reclassification adjustment for gains (losses) included in net income	(91)	1,051	1,017	3,758

Other comprehensive income	20,094	1,277	30,363	12,750

COMPREHENSIVE INCOME	$124,792	$91,868	$394,147	$303,336

 See Notes to Financial Statements to be filed on Form 10-K.